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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITES EXCHANGE ACT OF 1934.


                                               Commission File Number: 333-59726


                             ARTWORK & BEYOND, INC.
             (Exact name of registrant as specified in its charter)

                    331 DANTE COURT, HOLBROOK, NEW YORK 11741
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(A) or 15(D) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [X]                Rule 12h-3(b)(1)(i)
           Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)
                                                  Rule 15d-6 --------

Aproximate number of holders of record as of the certification or notice date:
                                                                              25

Pursuant to the requirements of the Securities Exchange Act of 1934, ARTWORK & BEYOND, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:         9/12/03                    BY:  /S/ HOWARD BLUM
                                             ---------------
                                             Howard Blum, President



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